Exhibit 2.1

EXECUTION VERSION

CONSENT AND AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS CONSENT AND AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), is made and entered into as of June 13, 2019 (the “First Amendment Effective Date”), by and among Histogenics Corporation, a Delaware corporation (“Parent”), Restore Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Ocugen, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in that certain Agreement and Plan of Merger and Reorganization, made and entered into as of April 5, 2019, by and among Parent, Merger Sub and the Company (the “Merger Agreement”).

RECITALS

A.	Section 10.02 of the Merger Agreement provides that the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent, the Company and Merger Sub.

B.	The board of directors of each of the respective parties have determined that this Amendment is advisable and in the best interests of the respective entity and their respective stockholders.

C.	The parties wish to amend the Merger Agreement as set forth in this Amendment, such amendment to be effective as of the date hereof.

AGREEMENT

The parties to this Amendment, intending to be legally bound, hereby agree as follows:

1.	Amendments.

1.1	The phrase “time of calculating the Exchange Ratio” in Section 1.5(g) of the Merger Agreement shall be replaced in its entirety with the phrase “First Amendment Effective Date”.

1.2	Section 1.11 of the Merger Agreement and the defined term “Parent Cash Amount” in Exhibit A shall be deleted in their entirety.

1.3

A new subsection (d) shall be added to Section 4.1 (Operation of Parent’s Business) shall be added after subsection 4.1(c) of the Merger Agreement, which shall read as follows: “From the First Amendment Effective Date until the Effective Time, Parent shall not, without the consent of the Company, issue, or enter into any agreement to issue, any securities of any type (including, without limitation, common stock, preferred stock, warrants, options or promissory notes) to any Person, other than pursuant to the exercise, conversion or exchange pursuant to the terms of previously outstanding securities disclosed to the Company prior to the First Amendment Effective Date.”

1.4

A new subsection (d) shall be added to Section 4.2 (Operation of the Company’s Business) shall be added after subsection 4.2(c) of the Merger Agreement, which shall read as follows: “From the First Amendment Effective Date until the Effective Time, the Company shall not, without the consent of Parent, issue, or enter into any agreement to issue, any equity securities of any type (including, without limitation, common stock, preferred stock, warrants, options or convertible promissory notes) to any Person, other than pursuant to the exercise, conversion or exchange pursuant to the terms of previously outstanding securities disclosed to Parent prior to the First Amendment Effective Date.”

1.5

The reference to “May 15, 2019” in Section 5.1(a) of the Merger Agreement pertaining to the date by which the Registration Statement shall have been prepared by the Company and caused by Parent to be filed with the SEC shall be amended and restated to read “June 17, 2019”.

1.6

The reference to “May 1, 2019” in Section 5.16 of the Merger Agreement pertaining to the date by which the Company shall have furnished to Parent audited financial statements for the fiscal years ended 2017 and 2018 shall be amended and restated to read “June 17, 2019”.

1.7

A new Section 5.21 (Amendment Related Payments) shall be added after Section 5.20 (Company Lock-Up) of the Merger Agreement, which shall read as follows: “The Company agrees to pay to Parent by wire transfer of immediately available United States funds to such Parent account as Parent shall direct by written notice delivered to the Company: (a) $100,000 (less any earnest money payments made prior to the date hereof and acknowledged by the parties as such) on the date hereof; (b) $30,000 on June 17, 2019; (c) $200,000 on July 15, 2019; (d) $200,000 on August 15, 2019; (e) $100,000 on September 16, 2019; and (f) $100,000 on September 30, 2019; provided that if the Effective Time has occurred prior to the respective dates set forth in subsections (c), (d), (e) or (f) of this Section 5.21, such payment shall no longer be payable on such date. In the event the Registration Statement is not filed with the SEC by 10:00 p.m. Eastern time on June 14, 2019 or any subsequent day thereafter, then the Company shall pay to Parent in immediately available United States funds to such Parent account as Parent shall direct by written notice delivered to the Company, no later than 9 a.m. Eastern time the following day, an amount equal to $30,000. In the event a payment in the immediately preceding sentence is due on a weekend or bank holiday in New York City, then such payment shall be made on the next business day. If any payments required by this Section 5.21 are not made when due, then Parent shall have the right to terminate this Agreement at any time thereafter in accordance with the provisions of Section 9.1(i) without the need for any cure period or other condition otherwise required or contemplated by Section 9.1(i) or otherwise.”

1.8

A new Section 8.7 (Histogenics Asset Purchase Agreement) shall be added after Section 8.6 (Board of Directors) of the Merger Agreement, which shall read as follows: “That certain Asset Purchase Agreement, dated as of May 8, 2019, by and between Medavate Corp., a Colorado corporation, and Parent shall remain in full

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force and effect, and Parent shall not amend such agreement without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and the certificate delivered pursuant to Section 8.3(a) of the Merger Agreement shall certify that the aggregate proceeds to be received by Parent in connection with such Asset Purchase Agreement shall be no less than $6,500,000, unless otherwise agreed to by the Company.”

1.9

The reference to “July 31, 2019” in Section 9.1(b) of the Merger Agreement, pertaining to the “End Date” by which the Contemplated Transactions shall have been consummated by shall be amended and restated to read “September 30, 2019”.

1.10

The defined term “Concurrent Financing” in Exhibit A to the Merger Agreement and the phrase “(including in connection with the Concurrent Financing)” in Sections 4.2(a) and 4.2(b) of the Merger Agreement shall be deleted in their entirety.

1.11	The definition of “Exchange Ratio” in Exhibit A to the Merger Agreement shall be amended and restated in its entirety to read as follows:

“Exchange Ratio” means, subject to Section 1.5(g), the following ratio (rounded to four decimal places): 28.7650.

1.12	A new definition shall be added to Exhibit A to the Merger Agreement, in alphabetical order, as follows:

“Parent Cash Adjustment Amount” shall mean 5.0%; provided, however, that for the avoidance of doubt, Parent Cash Adjustment Amount shall have no effect on either the Company Allocation Percentage or the Parent Allocation Percentage.

1.13	The updated disclosures to the Company Disclosure Schedules for purposes of Section 3 of this Amendment are set forth on Schedule A hereto.

1.14	The Persons listed on Exhibit C under the heading “Officers” shall be amended and restated as set forth on Schedule B hereto.

2.

Calculation of Exchange Ratio. Each of the Company and Parent represent and warrant to the other that the underlying capitalization of each respective party used for the calculation of the Exchange Ratio set forth on Schedule C hereto is true and correct in all respects as of the date hereof.

3.

Consent. The Company hereby consents (a) pursuant to Section 4.1(b)(xi) of the Merger Agreement, to an amendment, on the date hereof and in the form previously presented to the Company, of that certain Engagement Letter, dated as of October 1, 2018, by and between Parent and Canaccord Genuity LLC (the “Canaccord Amendment”), and (b) pursuant to Section 4.1(b)(xii) of the Merger Agreement, to incurrence of Parent Transaction Expenses in connection with, and solely to the extent as set forth in, the Canaccord Amendment.

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4.

Continuing Effectiveness; Entire Agreement. Except as expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms. The Company represents and warrants that the representations and warranties of the Company contained in Section 2 of the Merger Agreement are true and correct as of the date of this Amendment. This Amendment shall be deemed an amendment to the Merger Agreement and shall become effective when executed and delivered by the Parties. Upon the effectiveness of this Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this Amendment. This Amendment shall not constitute a release, waiver or discharge by Parent of any past, present or future claim, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, of any kind or nature or description whatsoever, that Parent had, presently has or may hereafter have or claim or assert to have against the Company, or Parent’s reliance on any specific facts or legal theories, all of which are hereby expressly reserved. This Amendment constitutes the entire agreement between and among the parties hereto with respect to the subject matter hereof, and supersedes in their entirety all prior negotiations and agreements with respect to such subject matter, whether written or oral.

5.

Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. If any provision of this Amendment is determined by an arbitrator or court of competent jurisdiction to be illegal or unenforceable, such provision will be enforced to the maximum extent possible and the other provisions will remain effective and enforceable.

6.

Headings. The bold-faced headings and table of contents contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

7.	Assignability. This Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns.

8.

Counterparts; Exchanges by Facsimile. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.	Miscellaneous. Section 10 of the Merger Agreement is hereby incorporated into this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

HISTOGENICS CORPORATION

By:	/s/ Adam Gridley
Name:	Adam Gridley
Title:	President

SIGNATURE PAGE TO CONSENT AND AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

RESTORE MERGER SUB, INC.

By:	/s/ Adam Gridley
Name:	Adam Gridley
Title:	President

SIGNATURE PAGE TO CONSENT AND AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Name:	Shankar Musunuri
Title:	Chief Executive Officer

SIGNATURE PAGE TO CONSENT AND AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

SCHEDULE A

UPDATED DISCLOSURES TO

COMPANY DISCLOSURE SCHEDULES

A-1

SCHEDULE B

PERSONS LISTED AS OFFICERS

ON EXHIBIT C

Officers

Name	Title
Shankar Musunuri, Ph.D., MBA	Chief Executive Officer
Daniel Jorgensen, M.D., M.P.H., MBA	Chief Medical Officer
Rasappa Arumugham, Ph.D.	Chief Scientific Officer
Vijay Tammara, Ph.D.	Vice President, Regulatory & Quality
Kelly Beck, MBA, SPHR, SHRM-SCP, PMP	Vice President, Investor Relations & Administration

B-1

SCHEDULE C

CALCULATION OF EXCHANGE RATIO

C-1